Exhibit 99.1

CONTACT:     ROBERT S. RALEY, JR.   TFC ENTERPRISES, INC.
             757-858-4054                            NEWS RELEASE

*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES ANNOUNCES 1997 FINANCIAL RESULTS

          NORFOLK, VA, February 24, 1998/PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ: TFCE) today reported 1997 net income of $0.7 million, or $0.06 per common share. This compares to a net loss of $7.6 million, or $0.67 per common share, for 1996. Results reported for the fourth quarter of 1997 were a net loss of $0.1 million, or $0.01 per common share, compared to a net loss of $7.1 million, or $0.63 per common share, in the fourth quarter of 1996. The Company also reported that new contract volume had increased by $38.7 million, or 29.0%, for 1997 compared to 1996, with volume for the fourth quarter of 1997 up by $19.3 million, or 54.9%, over the fourth quarter of 1996.

         "We are extremely pleased to see this continuing evidence that the many difficult changes we undertook during 1996 are paying off with improved operating results," said Robert S. Raley, Jr., the TFCEI Chairman, President and Chief Executive officer. "Our goal for 1997 was to continue to build on this success, with particular emphasis on high quality service, sound credit quality, and increased growth in our contract purchase volume. Contract volume increased $38.7 million or 29.0% in 1997 over 1996 without sacrificing our credit quality and pricing. This combined with the continued improvement in delinquency and charge-off further support that the renewed business strategies are working. To achieve these improvements, in an environment as volatile as the sub prime industry, is rewarding. Given the problems many of our competitors are experiencing the Company views 1998 as a year of opportunity and will strive to capitalize on this opportunity," he added.

         The Company's return to profitability was primarily the result of continuing improvement in the performance of its contract receivables and a 24.7% reduction in operating expenses resulting from the restructuring during 1996.

         Improved credit quality and servicing of the Company's auto finance contracts eliminated the need for a loss provision in 1997 compared to a provision of $8.4 million for 1996. The provision for credit losses on the Company's consumer finance loan business increased to $0.3 million in the fourth quarter of 1997 compared to $0.1 million in the fourth quarter of 1996, and increased to $0.7 million for 1997 compared to $0.3 million for 1996, due to growth in the loan portfolio.

         Operating expenses, excluding the 1996 charge for severance benefits and restructuring, decreased by $4.1 million, or 17.3%, for 1997 compared to 1996. In the fourth quarter of 1997, operating expenses decreased $0.1 million, or 1.9%, compared to the fourth quarter of 1996 even with the cost of opening one auto finance office and three consumer finance offices in 1997. This decrease reflects the impact of the Company's restructuring plans implemented during 1996 to consolidate service center operations from three locations into two and to downsize the management staff.

         Auto finance contract purchase volume totaled $47.9 million in the fourth quarter of 1997, or 58.1% above the $30.3 million purchased in the fourth quarter of 1996. For the full year 1997, gross contract volume totaled $155.8 million, or 29.8%, above the $120.0 million volume for 1996. In spite of a highly competitive market during 1997 and an overall tightening of its credit and pricing guidelines the Company increased its gross contract volume in the fourth quarter and full year 1997, relative to the comparable periods in 1996. Consumer finance contract originations totaled $6.7 million in the fourth quarter of 1997, an increase of $1.7 million, or 35%, from the fourth quarter of 1996. Consumer finance contract originations totaled $16.0 million in 1997, an increase of $2.8 million, or 21%, compared to 1996.

         Key performance indicators that have improved in 1997 include 60+ days delinquencies as a percent of period-end gross contract receivables, which improved from 9.9% at December 31, 1996, to 8.9% at December 31, 1997. In addition, the Company reported that net loan charge-offs as a percentage of average contract receivables (net of unearned interest) decreased from 22.3% for 1996 to 18.5% for 1997 and 17.0% in the fourth quarter of 1997 compared to 21.4% in the fourth quarter of 1996. These positive trends are especially significant because the Company achieved the improved ratios while its contract receivables decreased.

         Net interest revenue reported for the fourth quarter of 1997 totaled $5.2 million, a decrease of 10.6% compared with the $5.8 million reported in the fourth quarter of 1996. For the full year 1997, net interest income was $20.3 million, down 24.9% from $27.0 million in 1996. The decreases were attributable to reductions in the net interest margin and average interest-earning assets.

         In addition to historical information, this press release contains forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those anticipated in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's current analysis. For example, during 1998 the Company's operations could be materially adversely affected if interest rates were to rise, if credit experience deteriorated, or the Company were to face increased competition.

         TFC Enterprises, Inc., through its wholly-owned subsidiary, The Finance Company, specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc. is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc. through its subsidiary The Finance Company, has offices in Killeen, TX; Jacksonville, FL; San Diego, CA; and through its subsidiary First Community Finance, Inc., has offices throughout Virginia and North Carolina.

NOTE:  Detailed supplemental information follows.

                             Conference Call Notice

         Robert S. Raley, Jr., Chairman, President and Chief Executive Officer of TFC Enterprises, Inc., will host a conference call for analysts and investors at 3:00 p.m. eastern time on Wednesday, February 25, 1998. Those wishing to participate should call 1-800-786-4914 a few minutes prior to the scheduled start of the conference call.

TFC ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited)

                                                12/31/97            12/31/96

(dollars in thousands)

Assets
Cash                                            $  1,975            $  2,688
  Restricted cash                                     --               5,532
Net contract receivables                         128,503             126,252
  Recoverable income taxes                         1,229               5,831
    Property and equipment, net                    2,297               2,823
    Intangible assets, net                        12,070              13,161
    Deferred income taxes                            188                 188
       Other assets                                1,571               2,108
                                              ----------          ----------
Total assets                                    $147,833            $158,583
                                                 =======             =======

Liabilities and shareholders'
  equity

Liabilities:
Revolving line of credit                        $ 98,572             $ 2,562
  Term notes                                          --              19,464
  Automobile Receivables-

  Backed notes                                        --              15,843
  Subordinated notes, net                         11,214              12,509
  Accounts payable and
  accrued expenses                                 2,841               3,960
  Income taxes                                     2,075               2,075
  Refundable dealer reserve                        1,987               2,208
  Other liabilities                                   64                 100
                                              ----------           ---------

Total liabilities                                116,753             128,721

Shareholders' equity:
  Common stock, $.01 par value,
    40,000,000 shares authorized;
    11,290,308 shares outstanding                     49                  49
       Additional paid-in capital                 55,844              55,333
       Retained deficit                         (24,813)             (25,520)
                                              ----------         ----------
Total shareholders' equity                        31,080              29,862
                                              ----------        ------------

Total liabilities and
  shareholders' equity                          $147,833            $158,583
                                                 =======             =======

TFC ENTERPRISES, INC.
CONSOLIDATED INCOME STATEMENTS

(Unaudited)

                                    Three months ended                   Year ended
                                   12/31/97       12/31/96        12/31/97          12/31/96
(in thousands, except per share amounts)
Interest and other
  finance revenue                    $8,132        $ 8,777        $ 32,317          $40,484
Interest expense                      2,979          3,011          12,019           13,451
                                    -------      ---------       ---------          --------

Net interest revenue                  5,153          5,766          20,298           27,033

Provision for
  credit losses                         253          6,103             719            8,733
                                   --------      ---------     -----------          --------

Net interest revenue
  after provision for
  credit losses                       4,900          (337)          19,579           18,300

Other revenue                           293             53           1,105            1,436

Operating expense:

  Salaries                            2,633          2,473           9,866           12,107
  Employee benefits                     425            492           1,511            1,957
  Occupancy                             230            301             896            1,053
  Equipment                             324            434           1,253            1,379
  Amortization of
    Intangibles                         272            272           1,091            1,091
  Severance benefits                      -              -               -            1,804
  Restructuring charge                    -            590               -              590
  Other                               1,427          1,461           5,360            6,559
                                   --------       --------        --------           -------

Total operating
  Expense                             5,311          6,023          19,977           26,540
                                   --------       --------        --------          --------
Income (loss) before
  income taxes                       ( 118)        (6,307)             707           (6,804)
Provision for
  income taxes                            -            749               -              792
                               ------------      ---------    ------------         ---------
Net income (loss)                $   ( 118)     $  (7,056)      $      707          $(7,596)
                                  ========       ========        =========           ======

Net income (loss) per common share:

Basic                           $    ( .01)     $  (  .63)      $      .06        $   ( .67)
                                 ==========    ==========       ==========          ========
Diluted                         $    ( .01)     $  (  .63)      $      .06        $   ( .67)
                                 ==========    ==========       ==========        ========

Weighted average shares
   Outstanding                       11,290         11,290          11,290           11,290

TFC ENTERPRISES, INC.
FINANCIAL HIGHLIGHTS

(Unaudited)

                                    Three months ended              Year ended
                                   12/31/97     12/31/96       12/31/97     12/31/96
(dollars in thousands)
CONTRACT PURCHASES OR ORIGINATIONS
Auto finance:

  Point of sale                    $ 29,079     $ 14,651       $ 85,311     $ 58,623
  Portfolio                          18,796       15,635         70,520       61,391
Consumer Finance                      6,661        4,932         16,023       13,174
                                 ----------   ----------      ---------    ---------
 Total                             $ 54,536     $ 35,218       $171,854     $133,188
                                    =======      =======        =======      =======

AVERAGE BALANCES

 Interest earning

  Assets                           $150,480     $168,430       $151,743     $188,239
 Total assets                       145,395      168,133        148,932      186,040
 Interest bearing
  Liabilities                       107,839      125,737        110,812      140,943
 Equity                              31,143       34,735         30,731       36,386

PERFORMANCE RATIOS*

 Return on average

  Assets                                 NM           NM           .47%         NM
 Return on average

  Equity                                 NM           NM          2.30%         NM
 Yield on interest

  earning assets                     21.62%       20.84%         21.30%       21.51%
 Cost of interest

  bearing liabilities                11.05%        9.58%         10.85%        9.54%
 Net interest margin                 13.70%       13.69%         13.38%       14.36%
 Operating expense/
  Interest earning

  Assets                             14.12%       12.44%         13.17%       12.83%
 Total net charge-offs
  to average gross
  contract receivables,
  net of unearned
  interest                           16.99%       21.36%         18.53%       22.25%
 60 day delinquencies
  to gross contract
  receivables, period
  end                                 8.85%        9.89%          8.85%        9.89%
 Total allowance and
  nonrefundable reserve
  to gross contract
  receivables net of
  unearned interest,
  period end                         14.70%       17.88%         14.70%       17.88%
 Equity to assets,
  period end                         21.02%       18.83%         21.02%       18.83%
*Annualized as appropriate